Exhibit 99.1

Quantum-Si Appoints Former Bio-Techne President and CEO,
Chuck Kummeth, to serve as independent Chairman of the Board of Directors

BRANFORD, Conn.--(BUSINESS WIRE)—May 30, 2024-- Quantum-Si Incorporated (Nasdaq: QSI) (“Quantum-Si,” “QSI” or the “Company”), The Protein Sequencing CompanyTM, today announced the appointment of Charles ("Chuck") Kummeth to the role of independent Chairman of the Board, effective May 27, 2024.

Mr. Kummeth has over 35 years of leadership experience in Life Sciences most recently as President and CEO of Bio-Techne.  During Mr. Kummeth’s tenure at Bio-Techne, he oversaw tremendous growth across all aspects of the business including annual revenue growth from $300M to over $1.1B, growth in the employee base from 800 to over 3,000, and the successful execution of 19 acquisitions, all while maintaining a 35% or better EBITDA level.  Under Mr. Kummeth’s leadership, Bio-Techne’s market capitalization grew from $2.2B to a high of $21B, culminating in an invitation for the company to join the S&P 500.

Prior to Bio-Techne, Mr. Kummeth served as President of Mass Spectrometry and Chromatography and President of the Laboratory Consumables Division at Thermo Fisher Scientific Inc.  Prior to joining Thermo Fisher, Mr. Kummeth served in various roles during his 24-year career at 3M Corporation, culminating as the Vice President of the company's Medical Division.

“We are thrilled to welcome Chuck as the independent Chairman of the Board of Directors,” said Jeff Hawkins, President and Chief Executive Officer of Quantum-Si.  “Chuck’s broad operational experience in the Life Sciences industry in general and the field of proteomics specifically, combined with his proven public company leadership track record, will be an invaluable asset to Quantum-Si as the company continues to expand its reach and impact in proteomics.”

Dr. Jonathan Rothberg, who has served as Chairman of the Board since our inception, will remain a member of the Board of Directors of the Company going forward.  “I am excited for Chuck to step in to the role of Chairman of the Board and believe his deep experience in the field will help deliver on the founding vision for Quantum-Si, to enable customers to make scientific breakthroughs that will ultimately improve the lives of the people we love,” said Dr. Rothberg.

“I am honored to join Quantum-Si as the Chairman of the Board of Directors,” said Mr. Kummeth.  “I believe Quantum-Si’s technology has the potential to transform the field of proteomics initially in research and drug development and longer term, expanding into clinical diagnostics. I look forward to leading the Board of Directors and helping to guide the Company through this next phase of growth and value creation.”

Mr. Kummeth received a BS in Electrical Engineering from the University of North Dakota, and a MS in Computer Science from the University of St. Thomas and an MBS from the Carlson School of Business at the University of Minnesota. Mr. Kummeth also serves on the boards of Gentherm, a thermal management technology company, PerkinElmer, a life sciences company, and Orthofix, a global spine and orthopedics company.

About Quantum-Si Incorporated

Quantum-Si, The Protein Sequencing Company™, is focused on revolutionizing the growing field of proteomics. The Company’s suite of technologies is powered by a first-of-its-kind semiconductor chip designed to enable next-generation single-molecule protein sequencing and digitize proteomic research in order to advance drug discovery and diagnostics beyond what has been possible with DNA sequencing. Learn more at quantum-si.com or follow us on LinkedIn or X.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. The actual results of the Company may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company's expectations with respect to future performance and development and commercialization of products and services. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the inability to maintain the listing of the Company's Class A common stock on The Nasdaq Stock Market; the ability of the Company to grow and manage growth profitably and retain its key employees; the Company’s ongoing leadership transitions; changes in applicable laws or regulations; the ability of the Company to raise financing in the future; the success, cost and timing of the Company's product development and commercialization activities; the commercialization and adoption of the Company’s existing products and the success of any product the Company may offer in the future; the potential attributes and benefits of the Company’s commercialized Platinum® protein sequencing instrument and kits and the Company’s other products once commercialized; the Company's ability to obtain and maintain regulatory approval for its products, and any related restrictions and limitations of any approved product; the Company's ability to identify, in-license or acquire additional technology; the Company's ability to maintain its existing lease, license, manufacture and supply agreements; the Company's ability to compete with other companies currently marketing or engaged in the development or commercialization of products and services that serve customers engaged in proteomic analysis, many of which have greater financial and marketing resources than the Company; the size and growth potential of the markets for the Company's products and services, and its ability to serve those markets once commercialized, either alone or in partnership with others; the Company's estimates regarding future expenses, future revenue, capital requirements and needs for additional financing; the Company's financial performance; and other risks and uncertainties described under "Risk Factors" in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in the Company's other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Contact
Jeff Keyes, Chief Financial Officer
ir@quantum-si.com

Media Contact
Katherine Atkinson, SVP, Commercial Marketing
media@quantum-si.com